Exhibit 4.2

OPTION NO.:
OPTIONEE:	George J. Pedersen
DATE OF GRANT:	06 April 1998
OPTION PRICE:	$2.25
COVERED SHARES:	25,000

GSE SYSTEMS, INC.

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NONSTATUTORY STOCK OPTION AGREEMENT

1. Definitions. In this Agreement, except where the context otherwise indicates, the following definitions apply:

(a) "Agreement" means this Nonstatutory Stock Option Agreement.

(b) "Board" means the Board of Directors of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended.

(d) "Common Stock" means the common stock, par value $.01 per share, of the Company.

(e) "Company" means GSE Systems, Inc.

(f) "Covered Shares" means the Shares subject to the Option set forth as the "Covered Shares" on page 1 of this Agreement.

(g) "Date of Exercise" means the date on which the Company receives notice pursuant to Paragraph 5(a) of the exercise, in whole or in part, of the Option.

(h) "Date of Expiration" means the date on which the Option shall expire, which shall be ten years after the Date of Grant.

(i) "Date of Grant" means the date set forth as the "Date of Grant" on page 1 of this Agreement.

(j) "Fair Market Value" means the amount equal to the closing sales price for a Share, on the date such fair market value is to be determined (or if there is no sale of Shares on such date, the closing sales price on the nearest trading date preceding such date), in the principal trading market for the Shares as reported by such source as the Board may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share as determined by the Board pursuant to a reasonable method adopted in good faith for such purpose.

(k) "Option" means the nonstatutory stock option granted to the Optionee in Paragraph 2 of this Agreement.

(l) "Option Price" means the dollar amount per Share set forth as the "Option Price" on page 1 of this Agreement.

(m) "Optionee" means the person identified as the "Optionee" on page 1 of this Agreement.

(n) "Share" means a share of Common Stock.

(o) "Subsidiary" means a corporation at least fifty percent of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2. Grant of Option. Subject to the terms of this Agreement, the Company hereby grants to the Optionee or his successors the Option to purchase from the Company the number of Shares equal to the Covered Shares, exercisable at the Option Price.

3. Terms of the Option.

(a) Tvpe of Option. The Option is intended to be a nonstatutory stock option.

(b) Option Period. During the period commencing on the Date of Grant and terminating on the Date of Expiration, the Option may be exercised with respect to all or a portion of the Covered Shares (in full shares), to the extent that the Option has not been previously exercised with respect to such Covered Shares.

(c) Nontransferability. The Option is not transferable by the Optionee other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined in Section 414(P) of the Code, and is exercisable, during the Optionee's lifetime, only by the Optionee or, in the event of the Optionee's legal disability, by the Optionee's legal representative.

(d) Payment of the Option Price. The Optionee, upon exercise, in whole or in part, of the Option, may pay the Option Price in cash, by delivering duly endorsed certificates representing Shares having a Fair Market Value on the Date of Exercise aggregating not more than the portion ofthe Option Price being paid by delivery of such shares, or in a combination of cash and Shares.

4. Capital Adjustments. The number of Covered Shares and the Option Price shall be subject to such adjustment, if any, as the Board in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

5. Exercise.

(a) Notice. The Option shall be exercised, in whole or in part, by the delivery to the Company of written notice of such exercise, in such form as the Committee may from time to time prescribe, accompanied by (i) full payment of the Option Price with respect to that portion of the Option being exercised as provided in Paragraph 3(d) of this Agreement and (ii) any amounts required to be withheld pursuant to applicable income tax laws in connection with such exercise. Until the Board notifies the Optionee to the contrary, the form attached to this Agreement as Exhibit A shall be used to exercise the Option.

(b) Effect. The exercise, in whole or in part, of the Option shall cause a reduction in the number of Covered Shares equal to the number of Shares with respect to which the Option is exercised.

6. Restriction on Exercise and Upon Shares of Common Stock Issued Upon Exercise.  Notwithstanding any other provision of this Agreement, the Optionee agrees, for himself and his successors, that the Option may not be exercised at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Optionee, unless the Company agrees to permit such exercise. The Optionee further agrees, for himself and his successors, that, upon the issuance of any Shares upon the exercise of the Option, he will, upon the request of the Company, agree in writing that he is acquiring such shares for investment only and not with a view to resale, and that he will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a "no-action" letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Optionee further agrees that the Company may place a legend embodying such restriction on the certificates evidencing such shares.

7. Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option until and unless a certificate or certificates representing such shares are issued to the Optionee pursuant to this Agreement. Except as provided in Paragraph 4, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

8. Employment. Neither the granting of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ the Optionee for any period. Whenever reference is made in this Agreement to the employment of the Optionee, it means employment (including service as a director) by the Company or a Subsidiary.

9. Surrender of Option in Exchange for Shares. The Optionee shall have the right to surrender the Option evidenced by this Agreement (or a portion thereof) and to receive upon such surrender that number of Shares having an aggregate Fair Market Value as of the date of surrender equal to the product of (a) the excess of the Fair Market Value as of such surrender date over the Option Price with respect to such surrendered option (or portion thereof), multiplied by (b) the number of Shares covered by the Option (or portion thereof) surrendered. No fractional Shares shall be issued upon such surrender. Cash shall be paid in lieu of any such fractional Share in amount equal to the product of such fraction multiplied by the Fair Market Value on the date of surrender.
Any such surrender shall be treated as an exercise of such Option (or portion thereof) for purposes of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

ATTEST:                                                                         GSE SYSTEMS, INC.

_________________________                                                                By:  _____________________________________

Accepted and agreed to as of the Date of Grant

_/s/ George J. Pedersen_________________________
Optionee

"EXHIBIT A"

EXERCISE OF OPTION

Board of Directors
GSE Systems, Inc.
9189 Red Branch Road
Columbia, Maryland 21045

Gentlemen:

The undersigned, the Optionee under the Nonstatutory Stock Option Agreement identified as Option No. _______, hereby irrevocably elects to exercise the Option granted in the Agreement to purchase _____ shares of Common Stock of GSE Systems, Inc., par value $.01 per share, and herewith makes payment of $_______ in the form of ______ [cash, Common Stock, cash plus Common Stock].
(Please complete.)

Dated:  __________________                                                                ___________________________________
        (Signature of Optionee)

                      Date Received by GSE Systems, Inc.:  _______________ _____________

Received by:                                ___________________________________

[Note: Shares of Common Stock being delivered in payment of all or any part of the exercise price must be represented by certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered.]